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                            AMENDED AND RESTATED

                         ARTICLES OF INCORPORATION

                                     OF

                           CRSM SECURITIES, INC.,

                          A CALIFORNIA CORPORATION

The undersigned certifies that:

I. He is the president and secretary of CRSM SECURITIES, INC., A CALIFORNIA CORPORATION.

II. The Articles of Incorporation of this corporation are amended and restated to read as follows:

     ARTICLE ONE.   The name of the corporation is:

                             CRSM SECURITIES, INC.

     ARTICLE TWO.   The purpose from which this Corporation is organized is
to engage solely in the following activities:

(A) The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated under the California Corporations Code;

(B) To issue bonds, notes or other securities secured by mortgage collateral ("Mortgage Collateral"), which includes but is not limited to mortgage loans insured by the Federal Housing Administration; mortgage loans partially guaranteed by the Veterans Administration, conventional mortgage loans on all types of residential real estate; loans secured by commercial real estate of any kind, manufactured housing installment sales agreements and installment loan agreements and either security interests in manufactured homes purchased with the proceeds of such agreements or liens on the real estate to which the related manufactured homes are deemed permanently affixed; loans to acquire interest in cooperative apartment buildings; GAMA certificates guaranteed by the Government National Mortgage Association; Mortgage Participation Certificates issued by the Federal Home Loan Mortgage Corporation; Guaranteed Mortgage Pass-Through Certificates issued by the Federal National Mortgage Association and other types of mortgage collateral, including mortgage pass-through certificates and mortgage-collateralization obligations, which are deemed acceptable by the rating agency rating a particular issue of bonds and which are specified in the Prospectus Supplemental for such issue;


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(C)  To establish one or more trusts to issue bonds secured by Mortgage
Collateral;

(D) To lend proceeds of the sale of bonds secured by Mortgage Collateral for use in connection with the funding or acquisition of Mortgage Collateral; and

(E) To transact any or all lawful business for which corporations may be incorporated under the law of the State of California, which are incident to the foregoing and are necessary or convenient to accomplish the foregoing subject to the limitations set forth in ARTICLE THREE.

ARTICLE THREE

     Notwithstanding any other provision of these Articles of Incorporation and any other provision of the law which otherwise so empowers this Corporation, this Corporation shall not, without the prior written consent of each trustee from time to time ("Trustee") under any indenture ("Indenture") between this Corporation and a Trustee as any such Indenture may from time to time be amended or supplemented, perform any act in contravention of any of the following:

     (A) This Corporation shall not engage in any business or activity other than in connection with or relating to the issuance of bonds secured primarily by Mortgage Collateral pursuant to an Indenture or any supplement thereto, which bonds may be issued directly by this Corporation or through one or more trusts established by it.

     (B) This Corporation shall not incur, assume or guarantee any indebtedness or any entity other than in connection with the issuance, by his Corporation or by any trust established by it, of bonds secured primarily by Mortgage Collateral pursuant to an Indenture or any supplement thereto under such indebtedness is completely subordinated to the indebtedness evidenced by such bonds of this Corporation or of any trust established by it.

     (C) This Corporation shall not consolidate or merge with or into any other entity or convey or transfer its properties and assets substantially as an entirety to any entity except a trust established by this corporation, unless

          (1) the entity (if other than this Corporation ) formed or surviving such consolidation or merger or which acquires by convenience or transfer the properties and assets of this Corporation substantially as an entirety shall be organized and existing under the laws of the United States of America or any State or the District of Columbia, and shall expressly assume, by a supplemental indenture, executed and delivered to each Trustee, in form satisfactory to each trustee, the due and punctual payment of the principal of and interest on all bonds then outstanding under each Indenture and the performance of every covenant of each Indenture on the part of this Corporation to be performed or observed;


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          (2)  immediately after giving effect to such transaction, no
Default or Event of Default (as such terms are defined in each Indenture) under any Indenture shall have occurred and be continuing; and

          (3) this Corporation shall have delivered to each Trustee an Officers' Certificate and an option on Counsel (as such terms or defined in each Indenture) each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with each such Indenture and that all conditions precedent provided for relating to such transactions have been complied with.

     (D) Upon any consolidation or merger, or any conveyance or transfer of the properties and assets of this corporation, substantially as an entirety in accordance with Paragraph C above, the entity formed by or surviving such consolidation or merger (if other than this Corporation) or the entity to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, this Corporation, under each Indenture with the same effect as if such entity had been named as the Issuer therein. In the event of any such conveyance or transfer, the entity named as the "Issuer" in which shall theretofore have become such in the manner prescribed in each such Indenture may be dissolved, wound up and liquidated at any time thereafter, and such entity thereafter shall be released from its liabilities as obligor and maker on all the Bonds and from its obligations under each such Indenture.

ARTICLE FOUR.

     This Corporation is authorized to issue only one class of shares of stock and the total number of shares which this Corporation is authorized to issue is 100,000 common shares of stock at no par value.

ARTICLE FIVE.

     The number of directors of the Corporation shall be specified in the Bylaws of the Corporation.

ARTICLE SIX.

     The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

ARTICLE SEVEN.

     This Corporation shall indemnify to the fullest extent permitted by California law.

III. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the Board of Directors.

IV. The foregoing amendment and restatement of Articles of Incorporation has been


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duly approved by the required vote of shareholders in accordance with Section
902, California Corporations Code. The total number of outstanding shares of the corporation is 100,000. The number of shares voting in favor of the amendment equaled or exceed the vote required. The percentage vote required was more than fifty percent (50%).

I FURTHER DECLARE UNDER PENALTY OF PERJURY UNDER THE LAWS OF THE STATE OF CALIFORNIA THAT THE MATTERS SET FORTH IN THIS CERTIFICATE ARE TRUE AND CORRECT TO MY OWN KNOWLEDGE.


Dated:                        ____________________________
                              ROBERT S. MANNS, PRESIDENT


                              _____________________________
                              ROBERT S. MANNS, SECRETARY